EXHIBIT 10.1
AMENDMENT NO. 1 TO CREDIT AGREEMENT
     This Amendment No. 1 to Credit Agreement (this “Agreement” or this “Amendment”) dated as of June 11, 2007 (the “Agreement Date”) is made by and among CUMULUS MEDIA, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), each of the Lenders signatory hereto, and each of the Subsidiary Loan Parties (as defined in the Credit Agreement) signatory hereto.
W I T N E S S E T H:
     WHEREAS, the Borrower, Bank of America, as Administrative Agent, and the Lenders have entered into that certain Credit Agreement dated as of June 7, 2006 (as hereby amended and as from time to time further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”; capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available to the Borrower a term loan facility and a revolving credit facility, including a letter of credit facility; and
     WHEREAS, the Borrower and each of the Subsidiary Loan Parties have entered into the Collateral Agreement (i) pursuant to which each Subsidiary Loan Party has guaranteed the payment and performance of the obligations of the Borrower under the Credit Agreement and the other Loan Documents, and (ii) which secures the Obligations of the Loan Parties under the Credit Agreement and other Loan Documents; and
     WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that the Borrower desires to replace the existing term loan facility (the “Existing Term Loan”), which has an outstanding balance of approximately $713,850,000 prior to the effectiveness hereof, with a replacement term loan facility (the “Replacement Term Loan”) to be advanced on the Amendment Effective Date (defined below) in the original aggregate principal amount of $750,000,000, and to amend certain provisions of the Credit Agreement, all as set forth herein, and the Administrative Agent and the Lenders signatory hereto are willing to effect such increase of the Term Loan and amendments on the terms and conditions contained in this Agreement;
     NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Term Loan Replacement. Simultaneously with the Amendment Effective Date, and notwithstanding anything to the contrary in the Credit Agreement after giving effect to this Amendment (including any provisions of Section 2.01 of the Credit Agreement relating to the advance of the Term Loan), the Existing Term Loan shall be replaced with the Replacement Term Loan, and Bank of America will provide the entire principal amount of the Replacement Term Loan in a single Alternate Base Rate advance to the Borrower on the Amendment

Effective Date. Simultaneously with the Amendment Effective Date, and subject to the terms and conditions set forth herein, the parties hereto hereby consent to such replacement of the Existing Term Loan with the Replacement Term Loan, as described in the preceding sentence, and agree that all references in the Credit Agreement to the “Term Loan” shall mean the Replacement Term Loan, provided that nothing in the Credit Agreement shall require the advancement of any amount under the Replacement Term Loan other than on the Amendment Effective Date in accordance with this Agreement.
     2. Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended such that, after giving effect to all such amendments, it shall read in its entirety as attached hereto as Exhibit A.
     3. Waivers Regarding Revolving Loan Prepayment. Each of the Revolving Lenders party hereto agrees to waive, solely with respect to any repayment of the Revolving Loans by the Borrower on the Amendment No. 1 Closing Date, (a) any notice requirements set forth in Section 2.10 of the Credit Agreement with respect to such repayment and (b) all break funding fees and costs relating to such repayment which might otherwise be payable pursuant to Section 2.15 of the Credit Agreement.
     4. Effectiveness; Conditions Precedent. This Agreement and the amendments to the Credit Agreement herein provided shall become effective upon satisfaction of the following conditions precedent (the date of satisfaction thereof, the “Amendment Effective Date”):
     (a) the Administrative Agent shall have received each of the following, each in form and substance satisfactory to the Administrative Agent:
     (i) counterparts of this Agreement, duly executed by the Borrower, the Administrative Agent, each Subsidiary Loan Party, Bank of America (as the sole Term Loan Lender with respect to the Replacement Term Loan as of the Amendment Effective Date), and the Required Revolving Lenders;
     (ii) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Amendment and the transactions contemplated herein (including the increase of the Term Loan) and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions;
     (iii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment Effective Date) of Jones Day, counsel for the Borrower and the Subsidiary Loan Parties;
     (iv) a certificate, dated the Amendment Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs Sections 4.02(a) and (b) of the Credit Agreement;

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     (v) UCC searches with respect to the Borrower and each Subsidiary Loan Party showing only those Liens effectuated after the Effective Date of the Credit Agreement as are permitted to exist under Section 6.02 of the Credit Agreement;
     (b) the Borrower and each Subsidiary Loan Party will have taken such action as is reasonably deemed necessary by the Administrative Agent, if any, so that the Collateral and Guarantee Requirement shall continue to be satisfied as of the Amendment Effective Date;
     (c) a fee shall have been paid to each Revolving Lender executing this Agreement equal to 0.05% times such Lender’s Revolving Commitment;
     (d) all other fees and expenses payable to the Administrative Agent and the Lenders (including the fees and expenses of counsel to the Administrative Agent) to the extent invoiced on or prior to the Agreement Date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).
     5. Consent of the Subsidiary Loan Parties. Each Subsidiary Loan Party hereby consents, acknowledges and agrees to the increase in the Term Loan and the amendments set forth herein and hereby confirms and ratifies in all respects the Collateral Agreement to which such Subsidiary Loan Party is a party (including without limitation the continuation of such Subsidiary Loan Party’s payment and performance obligations thereunder upon and after the effectiveness of this Agreement and the increase in the Term Loan and the amendments contemplated hereby) and the enforceability of such Collateral Agreement against such Subsidiary Loan Party in accordance with its terms.
     6. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:
     (a) The representations and warranties made by each Loan Party in Article III of the Credit Agreement and in each of the other Loan Documents to which such Loan Party is a party are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;
     (b) The Persons appearing as Subsidiary Loan Parties on the signature pages to this Agreement constitute all Persons who are required to be Subsidiary Loan Parties and Guarantors (such term as used herein as defined in the Collateral Agreement) pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Effective Date, and each of such Persons has become and remains a party to a Collateral Agreement as a “Guarantor”;
     (c) This Agreement has been duly authorized, executed and delivered by the Borrower and the Subsidiary Loan Parties party hereto and constitutes a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

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     (d) No Default or Event of Default has occurred and is continuing.
     7. Entire Agreement. This Agreement, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 9.02 of the Credit Agreement.
     8. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.
     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic delivery (including by         .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.
     10. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of Section 9.09 of the Credit Agreement.
     11. Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.
     12. References. All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby and as further amended, supplemented or otherwise modified from time to time.
     13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each of the Subsidiary Loan Parties and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 9.04 of the Credit Agreement.
[Signature pages follow.]

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

CUMULUS MEDIA, INC., as Borrower

By: Name:	/s/ Martin R. Gausvik Martin R. Gausvik
Title:	Executive Vice President, Treasurer and Chief Financial Officer

SUBSIDIARY LOAN PARTIES:

CUMULUS BROADCASTING LLC

By: Name:	/s/ Martin R. Gausvik Martin R. Gausvik
Title:	Executive Vice President, Treasurer and Chief Financial Officer

CUMULUS LICENSING LLC

By: Name:	/s/ Martin R. Gausvik Martin R. Gausvik
Title:	Executive Vice President, Treasurer and Chief Financial Officer
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By: Name:	/s/ Christopher T. Ray Christopher T. Ray
Title:	Vice President
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

LENDERS:

BANK OF AMERICA, N.A., as a Lender and Issuing Bank

By: Name:	/s/ Christopher T. Ray Christopher T. Ray
Title:	Vice President
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

WACHOVIA BANK, NATIONAL ASSOCIATION

By: Name:	/s/ Jeffrey R. Gignac Jeffrey R. Gignac
Title:	Vice President
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

SUMITOMO MITSUI BANKING CORPORATION

By: Name:	/s/ Yoshihiro Hyakutome Yoshihiro Hyakutome
Title:	General Manager
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

ING Capital LLC

By: Name:	/s/ William C. James William C. James
Title:	Managing Director
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

By: Name:	/s/ Kevin Mullin Kevin Mullin
Title:	Executive Director

By: Name:	/s/ Brett Delfino Brett Delfino
Title:	Executive Director
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

U.S. BANK NATIONAL ASSOCIATION

By: Name:	/s/ Gail F. Scannell Gail F. Scannell
Title:	Vice President
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

CALYON, New York Branch

By: Name:	/s/ Douglas Roper Douglas Roper
Title:	Managing Director and Group Head

By: Name:	/s/ Michael George Michael George
Title:	Managing Director
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

The Royal Bank of Scotland plc

By: Name:	/s/ Vicent Fitzgerald Vicent Fitzgerald
Title:	Managing Director, TMT
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

Royal Bank of Canada

By: Name:	/s/ Mark S. Gronich Mark S. Gronich
Title:	Authorized Signatory
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

CIT Lending Services Corporation

By: Name:	/s/ Scott Ploshay Scott Ploshay
Title:	Vice President
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

The Bank of New York by: BNY CML, Inc. as agent

By: Name:	/s/ William Lemberg William Lemberg
Title:	Managing Director
Cumulus Media Inc.
Amendment No. 1 To Credit Agreement
Signature Page

EXHIBIT A

EXECUTION COPY
Published Deal CUSIP Number: 23108DAK0

CREDIT AGREEMENT
dated as of
June 7, 2006,
among
CUMULUS MEDIA INC.,
The Lenders Party Hereto
and
BANK OF AMERICA, N.A.,
as Administrative Agent
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunner
WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arranger and Joint Bookrunner
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent
CALYON NEW YORK BRANCH,
THE ROYAL BANK OF SCOTLAND PLC,
GENERAL ELECTRIC CAPITAL CORPORATION,
ROYAL BANK OF CANADA,
U.S. BANK, NATIONAL ASSOCIATION,
THE BANK OF NEW YORK,
SUMITOMO MITSUI BANKING CORPORATION, and
ING CAPITAL LLC,
as Co-Documentation Agents

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SCHEDULES:

Schedule 2.01	Commitments
Schedule 3.05(c)	Real Property
Schedule 3.05(d)	FCC Licenses
Schedule 3.06	Disclosed Matters
Schedule 3.12	Subsidiaries
Schedule 3.13	Insurance
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.10	Existing Restrictions
Schedule 9.01	Administrative Agent’s Office; Certain Addresses for Notices
Schedule 9.04	Processing and Recordation Fees

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Opinion of Borrower’s Counsel
Exhibit C	Form of Guarantee and Collateral Agreement

CREDIT AGREEMENT dated as of June 7, 2006, among
CUMULUS MEDIA INC., the LENDERS party hereto, and
BANK OF AMERICA, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Acquired Business” means any Person, property, business or asset acquired (or, as applicable, proposed to be acquired) by the Borrower or a Subsidiary Loan Party pursuant to a Permitted Acquisition.
     “Additional Lender” has the meaning assigned to such term in Section 2.19.
     “Adjusted EBITDA” means, for any period, the Consolidated EBITDA of the Borrower for such period, adjusted (a) to include the Consolidated EBITDA of any Acquired Business acquired during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clauses (d) and (e) of the definition of the term Permitted Acquisition, any Acquired Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been acquired subsequent to the end of such period and prior to such time as well as that proposed to be acquired) pursuant to a Permitted Acquisition and not subsequently sold, transferred or otherwise disposed of during such period (or, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition, subsequent to the end of such period and prior to such time), based on (i) the actual Consolidated EBITDA of such Acquired Business for such period (including the portion thereof attributable to such period prior to the date of acquisition of such Acquired Business), (ii) for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clauses (d) and (e) of the definition of the term Permitted Acquisition, giving pro forma effect to identified cost savings from any such Permitted Acquisition (or proposed acquisition) to the extent that the Borrower shall demonstrate, in a certificate of its chief financial officer, in detail and to the reasonable satisfaction of the Administrative Agent, that such cost savings are achievable during such period and (iii) for purposes of determining the Total Leverage Ratio, giving pro forma effect, in the portion of such period occurring prior to the date of consummation of any such Permitted Acquisition, to identified cost savings from any such Permitted Acquisition to the extent that the Borrower shall demonstrate, in a certificate of its chief financial officer, in detail and to the reasonable satisfaction of the Administrative Agent, that such cost savings are achievable during such period, and (b) to exclude the Consolidated EBITDA of any Sold Business sold, transferred or otherwise disposed of during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clauses (d) and (e) of the definition of the term Permitted Acquisition, any Sold Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been sold, transferred or otherwise disposed of subsequent to the end of such period and prior to such time), based on the actual Consolidated EBITDA of such Sold Business for such period (including the portion thereof attributable to such period prior to the date of sale, transfer or disposition of such Sold Business).
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum determined by the Administrative Agent pursuant to the following formula: the product of (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Credit Agreement.
     “Agreement Date” means the date on which this Agreement is executed by all the parties hereto, which date may occur prior to the Effective Date.
     “Alternate Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Amendment No. 1” means that certain Amendment No. 1 to Credit Agreement dated as of June 11, 2007 by and among the Borrower, the Subsidiary Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.
     “Amendment No. 1 Closing Date” means the date the conditions precedent to effectiveness of Amendment No. 1 were satisfied, which occurred on June 11, 2007.
     “Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
     “Applicable Rate” means, (a) for any day with respect to any ABR Loan that is a Term Loan, 0.75% per annum, (b) for any day with respect to any Eurodollar Loan that is a Term Loan, 1.75% per annum, and (c) for any day with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date, provided that notwithstanding the Total Leverage Ratio, until delivery of the Borrower’s audited financial statements for the fiscal year ended December 31, 2006, Category 1 below shall apply with respect to any Revolving Loan or commitment fee:

	ABR	Eurodollar	Commitment
Total Leverage Ratio:	Spread	Spread	Fee
Category 1	1.00%	2.00%	0.375%
≥ 6.50 to 1.00

Category 2	0.50%	1.50%	0.375%
< 6.50 to 1.00 and ≥ 6.00 to 1.00

Category 3	0.25%	1.25%	0.375%
< 6.00 to 1.00 and ≥ 5.00 to 1.00

Category 4	0.00%	1.00%	0.375%
< 5.00 to 1.00 and ≥ 4.50 to 1.00

Category 5	0.00%	0.75%	0.300%
< 4.50 to 1.00 and ≥ 4.00 to 1.00

Category 6	0.00%	0.675%	0.250%
< 4.00 to 1.00
     For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Applicable Rate shall be deemed to be as provided in Category 1 of the table set forth above if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b) and the certificate of a Financial Officer delivered in connection therewith, as of the first Business Day after the date on which such financial statements and certificate of a

Financial Officer were required to have been delivered until the Business Day after delivery thereof.
     “Approved Fund” has the meaning set forth in Section 9.04(b).
     “Asset Swap Transaction” means a substantially concurrent purchase and sale, or exchange, of a Broadcasting Asset of the Borrower, or all the Equity Interests in a Subsidiary owning a Broadcasting Asset, for a Broadcasting Asset of another Person or group of affiliated Persons, or all the Equity Interests in a Person or group of affiliated Persons owning a Broadcasting Asset, provided that (a) the portion of Broadcast Cash Flow (for the period of four consecutive fiscal quarters most recently ended prior to the date of such transaction for which financial statements are available) attributable to the Broadcasting Asset being sold or exchanged and all other Broadcasting Assets so sold or exchanged pursuant to such transactions during such period or subsequent to the end of such period and on or prior to the date of determination shall not exceed (i) 10% of the Broadcast Cash Flow of the Borrower for such period if either the Total Leverage Ratio, measured prior to giving effect to such transaction, or the Pro Forma Total Leverage Ratio, measured after giving effect to such transaction, is greater than or equal to 6.50 to 1.00, and (ii) 20% of the Broadcast Cash Flow of the Borrower for such period if both the Total Leverage Ratio, measured prior to giving effect to such transaction, and the Pro Forma Total Leverage Ratio, measured after giving effect to such transaction, is less than 6.50 to 1.00, (b) the portion of Broadcast Cash Flow (for the period from the Effective Date to and including the last day of the period of four consecutive fiscal quarters most recently ended prior to the date of such transaction for which financial statements are available) attributable to the Broadcasting Asset being sold or exchanged and all other Broadcasting Assets so sold or exchanged pursuant to such transactions during such period or subsequent to the end of such period and on or prior to the date of determination shall not exceed (i) 10% of the Broadcast Cash Flow of the Borrower for such period if either the Total Leverage Ratio, measured prior to giving effect to such transaction, or the Pro Forma Total Leverage Ratio, measured after giving effect to such transaction, is greater than or equal to 6.50 to 1.00, and (ii) 45% of the Broadcast Cash Flow of the Borrower for such period if both the Total Leverage Ratio, measured prior to giving effect to such transaction, and the Pro Forma Total Leverage Ratio, measured after giving effect to such transaction, is less than 6.50 to 1.00 and (c) the Borrower provides the Administrative Agent with appropriate supporting documentation if reasonably requested by the Administrative Agent, including any asset purchase and sale or exchange agreement in connection with such transaction, opinions of counsel in connection therewith and copies of an FCC consent on Form 732 (or any comparable form issued by the FCC) relating to the transfer of control or assignment of the FCC Licenses of the acquired Broadcasting Asset to the Borrower or its Subsidiaries and, unless the Administrative Agent shall otherwise agree, such consent shall have become a Final Order. For purposes of determining the portion of Broadcast Cash Flow attributable to a Broadcasting Asset pursuant to clause (a) or (b) above, if such Broadcasting Asset was acquired by a Loan Party subsequent to the first day of the relevant period for which the determination is being made, then the portion of Broadcast Cash Flow attributable to such Broadcasting Asset for such period shall be deemed to include the pro forma Broadcast Cash Flow that would have been attributable to such Broadcasting Asset for the portion of such period prior to the date of acquisition (as though such Broadcasting Asset had been acquired on the first day of the relevant period).

     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
     “Auto-Extension Letter of Credit” has the meaning set forth in Section 2.04(b)(ii).
     “Bank of America” means Bank of America, N.A. and its successors.
     “BAS” means Banc of America Securities LLC and its successors.
     “BOA Fee Letter” means that certain Fee Letter dated as of May 18, 2006 among Bank of America, BAS and the Borrower.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Cumulus Media Inc., a Delaware corporation.
     “Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
     “Broadcasting Asset” means all or substantially all the assets used and useful for operating a commercial radio broadcast station pursuant to a FCC License, including the rights to use such FCC License.
     “Broadcast Cash Flow” means, for any period, Consolidated EBITDA for such period plus, to the extent deducted in calculating such Consolidated EBITDA, corporate level general and administrative expenses of the Borrower and the Subsidiary Loan Parties for such period (calculated in a manner consistent with the calculation of such expenses in the consolidated financial statements of the Borrower for such period).
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiary Loan Parties that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiary Loan Parties during such period.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower (other than such an acquisition by a Permitted Owner); (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group (other than such an acquisition by a Permitted Owner).
     “Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.
     “Charges” has the meaning assigned to such term in Section 9.13.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Commitment or Incremental Term Commitment.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means any and all “Collateral”, as defined in any applicable Security Document.
     “Collateral Agreement” means the Guarantee and Collateral Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.
     “Collateral and Guarantee Requirement” means the requirement that:
     (a) the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;
     (b) all outstanding Equity Interests of each Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that such Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is not a Loan Party) and the Administrative Agent shall have received, to the extent required by the Collateral Agreement, certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
     (c) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be pledged to the Administrative Agent pursuant to the Collateral Agreement via book entry as an account owing to the Administrative Agent;
     (d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;
     (e) without limiting the foregoing, all FCC Licenses of the Borrower and its Subsidiaries shall have been contributed to a License Subsidiary and all outstanding Equity Interests of each License Subsidiary shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received, to the extent required by the Collateral Agreement, certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; and
     (f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
     “Commitment” means a Revolving Commitment, Term Commitment or Incremental Term Commitment, if any, or any combination thereof (as the context requires).
     “Consolidated Current Assets” means all assets of the Borrower and the Subsidiary Loan Parties (other than cash and cash equivalents) which would be classified as a current asset, all determined on a consolidated basis.
     “Consolidated Current Liabilities” means all liabilities of the Borrower and the Subsidiary Loan Parties which by their terms are payable within one year (but excluding all Indebtedness payable on demand or maturing not more than one year from the date of computation and the current portion of Indebtedness having a maturity date in excess of one year), all determined on a consolidated basis.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period plus (ii) consolidated income tax expense for such period plus (iii) all amounts attributable to depreciation and amortization for such period plus (iv) any extraordinary, unusual or non-recurring expenses or losses, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period plus (v) each of (A) losses on sales of assets outside of the ordinary course of business, (B) impairment of assets (other than current assets), (C) restructuring charges, (D) transaction costs required to be expenses in connection with Permitted Acquisitions, (E) employee stock compensation charges, (F) non-cash contractual obligations, and (G) write-offs of deferred costs for such period plus (vi) up to $4,000,000 of cash charges incurred in the fiscal year of the Borrower ending December 31, 2006 in connection with the forgiveness of an outstanding loan previously made by the Borrower to Lewis W. Dickey, Jr., in accordance with the terms of the employment agreement between Mr. Dickey and the Borrower plus (vii) any other non-cash charges (other than write-offs or write-downs during such period of inventory, accounts receivable or any other current assets in the ordinary course of business), provided that in the event that the Borrower or any Subsidiary makes any cash payment in respect of any such non-cash charge, such cash payment shall be deducted from Consolidated EBITDA in the period in which such payment is made, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) for such period plus (ii) any other non-cash income, all determined on a consolidated basis in accordance with GAAP, plus (c) without duplication and to the extent not included in determining such Consolidated Net Income, cash actually received by the Borrower or any Subsidiary from Cumulus Media Partners, LLC or any of its subsidiaries, including without limitation, cash distributions and cash payments of management fees, less (d) without duplication and to the extent not included in determining such Consolidated Net Income, cash expenses paid in connection with cash distributions and cash payments received from Cumulus Media Partners, LLC or any of its subsidiaries.
     “Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense paid in cash during such period, plus (b) Federal, state, local and foreign income taxes paid in cash by the Borrower and its Subsidiaries on a consolidated basis during such period, plus (c) dividends paid in cash by the Borrower during such period plus (d) Capital Expenditures during such period, plus (e) Consolidated Scheduled Principal Payments for such period.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments.

     “Consolidated Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP plus (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period minus (b) the sum of (i) interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP plus (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts for such period.
     “Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income or loss (a) the income of any Person (other than the Borrower) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.
     “Consolidated Scheduled Principal Payments” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all scheduled payments of principal of the Borrower and its Subsidiaries in connection with Indebtedness for money borrowed or in connection with the deferred purchase price of assets which payments are scheduled to be made during such period, in each case to the extent treated as principal in accordance with GAAP.
     “Consolidated Working Capital” means, as of any date on which the amount thereof is to be determined, the excess of Consolidated Current Assets over Consolidated Current Liabilities on such date.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

     “Disqualified Equity Interest” means, with respect to any Person, any Equity Interest that by its terms or otherwise (a) matures or is subject to mandatory redemption or repurchase pursuant to a sinking fund obligation or otherwise; or (b) is convertible into or exchangeable or exercisable for Indebtedness or any Disqualified Equity Interest at the option of the holder thereof; or (c) may be required to be redeemed or repurchased at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 180 days after the Term Loan Maturity Date.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 9.04(b) (subject to such consents, if any, as may be required under Section 9.04(b).
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excess Cash Flow” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any fiscal year, the difference of (i) Consolidated EBITDA for such period (including therein any net cash gain or loss, as applicable, of an extraordinary nature otherwise excluded from the calculation thereof in the definition of “Consolidated Net Income”, but excluding any tax refunds received by the Borrower or its Subsidiaries), minus (ii) the sum of (without duplication) (A) the change in Consolidated Working Capital as at the end of such fiscal year, plus (B) Capital Expenditures paid in cash by the Borrower and its Subsidiaries during such period not prohibited hereunder, plus (C) Consolidated Interest Expenses for such period, plus (D) taxes paid in cash during such period, plus (E) the aggregate amount of any prepayments of the Term Loans made by the Borrower pursuant to Section 2.10(a) during such period, the aggregate amount of prepayments made during such period in connection with optional reductions of the Revolving Commitments during such period, the aggregate amount of required repayments of principal of the Term Loans during such period, and the aggregate amount of scheduled payments made during such period in respect of Indebtedness of the Borrower and the Subsidiary Loan Parties described in Section 6.01(a)(ii), (v), (vi), (vii) and (viii).
     “Excess Cash Flow Prepayment Percentage” means, as of any date on which mandatory prepayments arising from Excess Cash Flow are required to be made pursuant to Section 2.10(d), if the Total Leverage Ratio of the Borrower and its Subsidiaries as of the last day of the fiscal year of the Borrower for which Excess Cash Flow is being measured is (a) greater than or equal to 6.50 to 1.00, an amount equal to 50%, (b) greater than or equal to 5.00 to 1.00 but less than 6.50 to 1.00, an amount equal to 25%, and (c) less than 5.00 to 1.00, an amount equal to 0%.
     “Excluded Borrower Stock” means any shares of common stock of the Borrower that (a) constitute “margin stock” within the meaning of Regulation U of the Board and (b) are purchased or redeemed by the Borrower with the proceeds of any Loans and remain as treasury stock instead of being cancelled.

     “Excluded Subsidiary” means, subject to Section 6.17, Foreign Subsidiaries, Broadcast Software International Inc. and their respective Subsidiaries.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.16(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.16(e).
     “Existing Credit Agreement” means the Credit Agreement, dated as of July 14, 2005, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
     “FCC” means the United States Federal Communications Commission or any successor agency thereof.
     “FCC License” means any license granted by the FCC to the Borrower or any Subsidiary or that is used by the Borrower or any Subsidiary in the conduct of its business.
     “Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Final Order” means, with respect to the assignment or transfer of any FCC License, an order of the FCC approving such assignment or transfer that is final (i.e., no longer subject to further judicial or administrative review), as to which no requests for judicial or administrative review are pending and that has not been reversed, stayed, enjoined, set aside, annulled or suspended.

     “Financial Officer” means the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of the Borrower.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Incremental Facilities” has the meaning assigned to such term in Section 2.19.

     “Incremental Facility Amendment” has the meaning assigned to such term in Section 2.19.
     “Incremental Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Incremental Revolving Loans pursuant to the terms of an Incremental Facility Amendment.
     “Incremental Revolving Exposure” means, with respect to any Incremental Revolving Lender at any time, the aggregate principal amount of such Incremental Revolving Lender’s Incremental Revolving Loans at such time.
     “Incremental Revolving Facility” has the meaning assigned to such term in Section 2.19.
     “Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or, if the Incremental Revolving Commitments have terminated or expired, a Lender with Incremental Revolving Exposure.
     “Incremental Revolving Loan” means a Loan made pursuant to an Incremental Revolving Facility.
     “Incremental Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Term Loan pursuant to the terms of an Incremental Facility Amendment.
     “Incremental Term Facility” has the meaning assigned to such term in Section 2.19.
     “Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
     “Incremental Term Loan” means a Loan made pursuant to an Incremental Term Facility.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Information Memorandum” means the Confidential Offering Memorandum dated May, 2006 relating to the Borrower and the Transactions.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of a Revolving Loan, the Revolving Maturity Date and (ii) in the case of a Term Loan, the Term Loan Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Issuing Bank” means Bank of America, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Joint Lead Arrangers” means BAS and WCM, in their capacity as joint lead arrangers and joint book managers.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “LIBO Rate” means, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “License Subsidiary” has the meaning assigned to such term in Section 6.11.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, each promissory note executed in connection herewith, the Collateral Agreement and the other Security Documents.
     “Loan Parties” means the Borrower and the Subsidiary Loan Parties.
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “LOC Required Expiration Date” has the meaning assigned to such term in Section 2.04(c).
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiary Loan Parties taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document, (c) the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document or (d) the rights of or benefits available to the Lenders under any Loan Document.

     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiary Loan Parties in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary Loan Party would be required to pay if such Hedging Agreement were terminated at such time.
     “Maximum Permitted Time” means (a) with respect to Section 5.01(a), the latest date for the delivery of annual financial statements on Form 10-K (or other applicable form) pursuant to the rules of the SEC in effect at such time, including any applicable grace period for which no special application to the SEC is required, and (b) with respect to Section 5.01(b), the latest date for the delivery of quarterly financial statements on Form 10-Q (or other applicable form) pursuant to the rules of the SEC in effect at such time, including any applicable grace period for which no special application to the SEC is required.
     “Maximum Rate” has the meaning assigned to such term in Section 9.13.
     “Maximum Restricted Payment/Investment Amount” means the sum of (a) $200,000,000 plus (b) the aggregate amount of cash received by the Borrower after the Amendment No. 1 Closing Date as an unrestricted equity investment (whether made in connection with an issuance of Equity Interests, an additional paid in capital contribution, or otherwise), but excluding any preferred stock or other equity investment that includes any mandatory repayment, prepayment, redemption or return provisions.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Administrative Agent.
     “Mortgaged Property” means each parcel of real property and the improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12, 5.13 or 5.15.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds (excluding proceeds of business interruption insurance), and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiary Loan Parties to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the

Borrower and the Subsidiary Loan Parties as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower or any of the Subsidiary Loan Parties, and the amount of any reserves established by the Borrower and the Subsidiary Loan Parties to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).
     “Non-Extension Notice Date” has the meaning set forth in Section 2.04(b)(ii).
     “Non-Recourse Debt” means Indebtedness (a) as to which neither the Borrower nor any Subsidiary Loan Party (i) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable for (as a guarantor or otherwise), in each case, except to the extent permitted by Section 6.04, (b) no default with respect to which would permit any holder of any Indebtedness (other than the Loans) of the Borrower or any Subsidiary Loan Party to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (c) the explicit terms of which provide that there is no recourse against the Equity Interests in or any assets of the Borrower or any Subsidiary Loan Party.
     “Obligations” has the meaning assigned to such term in the Collateral Agreement.
     “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “PCAOB” means the Public Company Accounting Oversight Board.
     “Perfection Certificate” means a certificate in the form of Exhibit II to the Collateral Agreement or any other form approved by the Administrative Agent.
     “Permitted Acquisition” means any Asset Swap Transaction or any other acquisition of all or substantially all the assets of, or Equity Interests in, a Person or division or line of business of a Person that is engaged in a line or lines of business reasonably related (ancillary or complementary) to the line of business or lines of business of the Borrower or any Subsidiary Loan Party if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) all transactions related thereto are consummated in accordance with applicable laws, (c) in the case of an acquisition of Equity Interests in a Person, 100% of the Equity Interests in such Person, and any other Subsidiary resulting from such acquisition, shall be owned directly or indirectly by the Borrower or a Subsidiary Loan Party and all actions required to be taken, if any, with respect to each Subsidiary resulting from such acquisition under Sections 5.12 and 5.13 have been taken, (d) the Borrower and the Subsidiary Loan Parties are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Sections 6.13, 6.14 and 6.16 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available as if such acquisition had occurred on the first day of each relevant period for testing such compliance (using Adjusted EBITDA in lieu of Consolidated EBITDA for the relevant period), (e) if either the Total Leverage Ratio, measured prior to giving effect to such acquisition (or series or group of related acquisitions), or the Pro Forma Total Leverage Ratio, measured after giving effect to such acquisition (or series or group of related acquisitions), is greater than or equal to 6.50 to 1.00, then (i) the aggregate fair market value of all consideration paid for such acquisition (or series or group of related acquisitions) together with all previous acquisitions permitted hereunder and consummated after the Effective Date, excluding consideration in the form of Equity Interests of the Borrower, shall not exceed $50,000,000 and (ii) the Person, division or line of business acquired shall have Consolidated EBITDA (measured for such Person, division or line of business in substantially the same manner as calculated herein for the Borrower and its Subsidiaries) for the four-quarter period most recently ended greater than $0, and (f) in the case of any such acquisition (or series or group of related acquisitions) in which the aggregate fair market value of the assets acquired exceeds $7,500,000, the Borrower has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b) and (d) above, together with all relevant financial information for the business or entity being acquired. Notwithstanding clause (c) above, in the case of an acquisition of 100% of the Equity Interests in a Person that satisfies the other conditions applicable to a Permitted Acquisition, such acquisition shall not fail to qualify as a Permitted Acquisition solely by reason of such Person having subsidiaries that are not wholly owned by such Person immediately prior to such acquisition, provided that, at the time of such acquisition, the Adjusted EBITDA attributable to all such non-wholly owned subsidiaries for the period of four consecutive fiscal quarters most recently ended prior to the date of such acquisition for which financial information is available does not exceed 10% of Adjusted EBITDA of such acquired Person for the same period.
     “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
     (e) to the extent not covered by clauses (a) through (d) above, (i) any letter-of-credit-backed seven-day put bonds, (ii) 7-, 28- and 35-day auction rate or re-marked taxable or tax-free paper, (iii) 49-day money market preferred stock and (iv) any Dutch auction municipal preferred stock, in each case having, at the date of acquisition thereof, a credit rating of (A) A or better from S&P and (B) A3 or better from Moody’s.
     “Permitted Owner” means (a) the Principal, (b) with respect to the Principal, (i) any spouse or immediate family member of the Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (b)(i), or (c) any Person Controlled by the Principal.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of

ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prepayment Event” means:
     (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary Loan Party (including any sale or issuance of Equity Interests of any Subsidiary Loan Party other than to the Borrower or another Subsidiary Loan Party, but excluding any sale or issuance of Equity Interests of the Borrower), other than (i) dispositions described in clauses (a), (b) and (d) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $250,000 during any fiscal year of the Borrower; or
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary Loan Party, but only to the extent that (i) the Net Proceeds therefrom have not been applied or committed by contract to be applied to repair, restore or replace such property or asset within 180 days after such event or (ii) in the case of any such Net Proceeds committed to be so applied (but not yet applied) as of the date that is 180 days after such event, such Net Proceeds have not been so applied within 360 days after such event; or
     (c) the incurrence by the Borrower or any Subsidiary Loan Party of any Indebtedness, but excluding any Indebtedness permitted by Section 6.01.
     “Principal” means Lewis W. Dickey, Jr.
     “Private Repurchase” means the purchase of up to 5,000,000 shares of the Borrower’s Class B Common Stock from Banc of America Capital Investors SBIC, L.P. and B.A. Capital, L.P., or one of their Affiliates pursuant to that certain Stock Purchase Agreement dated as of May 9, 2006 by and among the Borrower, Banc of America Capital Investors SBIC, L.P., and BA Capital Company, L.P.
     “Pro Forma Total Leverage Ratio” means, with respect to any particular usage thereof, the Total Leverage Ratio of the Borrower and its Subsidiaries measured as of the last day of the period of four consecutive fiscal quarters most recently ended prior to the date of measurement thereof, and calculated pro forma for the occurrence of the particular matter to which such term relates.
     “Public Tender Offer” means the tender offer for up to 11,500,000 shares of the Borrower’s Class A Common Stock as described in the Offer to Purchase dated May 17, 2006.
     “Register” has the meaning assigned to such term in Section 9.04.
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.

     “Reinvestment Amount” has the meaning assigned to such term in Section 2.10(c).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Revolving Exposures, Incremental Revolving Exposures, Term Loans, Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, Incremental Revolving Exposures, outstanding Term Loans, outstanding Incremental Term Loans and unused Commitments at such time.
     “Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures, Incremental Revolving Exposures, and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposures, Incremental Revolving Exposures and unused Revolving Commitments at such time.
     “Required Term Loan Lenders” means, at any time, Lenders having Term Loans, Incremental Term Loans and unused Term Loan Commitments representing more than 50% of the sum of the total outstanding Term Loans and outstanding Incremental Term Loans at such time.
     “Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (i) any such Equity Interests in the Borrower or any Subsidiary or (ii) any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
     “Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
     “Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, and (c) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 9.04. The amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Commitments is $100,000,000.
     “Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.

     “Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
     “Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.
     “Revolving Maturity Date” means June 7, 2012.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 4.01, 5.12, 5.13 or 5.15 to secure any of the Obligations.
     “Sold Business” means any Person, property, business or asset sold, transferred or otherwise disposed of by the Borrower or any Subsidiary Loan Party, other than in the ordinary course of business.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc, and any successor thereto.
     “Statutory Reserve Rate” means, for any day during an Interest Period, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Adjusted LIBO Rate for each outstanding Eurodollar Loans shall be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     “Subsidiary” means any subsidiary of the Borrower; provided that, so long as the Borrower owns no more than 50% of the equity interest in and has no more than 50% of the ordinary voting power of Cumulus Media Partners, LLC, Cumulus Media Partners, LLC shall not be considered a Subsidiary of the Borrower.
     “Subsidiary Loan Party” means any Subsidiary that is not an Excluded Subsidiary.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment, if any, of such Term Loan Lender to make a Term Loan pursuant to clause (a) of Section 2.01. The amount of each Term Loan Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Term Loan Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Term Loan Lenders’ Term Loan Commitments is $750,000,000.
     “Term Loan Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.
     “Term Loan Maturity Date” means June 11, 2014.
     “Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.
     “Total Indebtedness” means, as of any date, the sum of (a) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis; provided that, for purposes of clause (b) above, the term “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.
     “Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).
     “Total Leverage Trigger Date” means the first date occurring after the Amendment No. 1 Closing Date on which the Borrower has both, which such events need not occur simultaneously, (a) incurred Indebtedness under this Agreement after the Amendment No. 1 Closing Date (including Revolving Loans, Incremental Facilities, or both, but excluding any increase in the Term Loans occurring on the Amendment No. 1 Closing Date) in an aggregate amount outstanding at any one time of $75,000,000 or more, and (b) either, in an aggregate amount of $75,000,000 or more between the following, (i) consummated Restricted Payments in the form of repurchases or redemptions of shares of the Borrower’s common stock permitted by Section

6.08 or (ii) made investments after the Amendment No. 1 Closing Date permitted by Section 6.04. Once the Total Leverage Trigger Date has occurred, it shall continue to be in force thereafter until the termination of this Agreement.
     “Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing of Loans hereunder, the use of the proceeds thereof, the Private Repurchase, the Public Tender Offer and the issuance of Letters of Credit.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “WCM” means Wachovia Capital Markets, LLC and its successors.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the

Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     (b) Any accounting or financial determination to be made in respect of the Borrower and the Subsidiary Loan Parties on a consolidated basis shall be made excluding the accounts of the Excluded Subsidiaries that would otherwise be consolidated therewith in accordance with GAAP.
ARTICLE II
THE CREDITS
     SECTION 2.01. Commitments; Term Loans. Subject to the terms and conditions set forth herein, (a) each Term Loan Lender agrees to make Term Loans to the Borrower up to three times from and including the Effective Date to and including July 10, 2006, in an aggregate principal amount not exceeding its Term Loan Commitment, and (b) each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Any portion of the Term Loan Commitment of any Term Loan Lender that has not been drawn as a Term Loan by 5:00 p.m., New York City time, on July 10, 2006 shall be terminated and shall no longer be available as a Borrowing hereunder.
     SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.13, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end (i) in the case of any Revolving Borrowing, after the Revolving Maturity Date and (ii) in the case of any Term Borrowing, after the Term Loan Maturity Date.
     SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the Class and aggregate amount of such Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account (or in the case of a Term Borrowing on the Effective Date to pay off and terminate the Existing Credit Agreement, the account of the administrative agent of the Existing Credit Agreement) to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Revolving Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.
     (i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (x) the LC Exposure shall not exceed $10,000,000 and (y) the total Revolving Exposures shall not exceed the total Revolving Commitments.
     (ii) If the Borrower so requests in any applicable letter of credit application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the LOC Required Expiration Date;

provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.
     (iii) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $250,000;
     (D) such Letter of Credit is to be denominated in a currency other than dollars;
     (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (F) a default of any Revolving Lender’s obligations to fund under Section 2.04(d) exists or any Revolving Lender has defaulted in its obligation to fund Loans hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of

Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date (the “LOC Required Expiration Date”).
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, irrevocably and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing a majority of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.10(b) and no Default shall have occurred and be continuing.
     SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank; and provided further that Term Loans made to pay off and terminate the Existing Credit Agreement may be made, at the Borrower’s direction, directly to an account of the administrative agent of the Existing Credit Agreement.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Revolving Lenders (in the case of any Revolving Borrowing) or at the request of the Required Term Loan Lenders (in the case of any Term Borrowing), so notifies the Borrower, then, so long as an Event of Default is continuing (x)

no outstanding Revolving Borrowing or Term Borrowing, as applicable, may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, each Revolving Eurodollar Borrowing or Term Eurodollar Borrowing, as applicable, shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on July 10, 2006 and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.
     (b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2. 10, the sum of the Revolving Exposures would exceed the total Revolving Commitments.
     (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.
     SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.09. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Borrowings on each date set forth below in the aggregate principal amount equal to the product of (i) $750,000,000 multiplied by (ii) the percentage set forth opposite such date:

Percentage
Date	of original
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%

Percentage
Date	of original
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	23.50%
December 31, 2013	23.50%
March 31, 2014	23.50%
Term Loan Maturity Date	23.50%
     (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.
     (c) Any prepayment of a Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section ratably.
     (d) Prior to any repayment of any Term Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.
     SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.
     (b) In the event and on each occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(j)) in an aggregate amount equal to such excess.
     (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary Loan Party in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received, prepay Borrowings in accordance with paragraph (f) below in an aggregate amount equal to such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term Prepayment Event, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiary Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate) (such Net Proceeds or portion thereof, the “Reinvestment Amount”), within 360 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiary Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 360-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

     (d) In the event there exists any Excess Cash Flow at the end of any fiscal year of the Borrower (with such prepayment for the fiscal year ending December 31, 2007 only including the pro rated portion of Excess Cash Flow from the Amendment No. 1 Closing Date through the last day of such fiscal year), the Borrower shall prepay Borrowings in accordance with paragraph (f) below in an amount equal to the product of such Excess Cash Flow for such fiscal year multiplied by the applicable Excess Cash Flow Prepayment Percentage, which amount shall be computed as of the end of each such fiscal year of the Borrower and set forth in a certificate of Financial Officer delivered on or prior to the date the audited financial statements are required to be delivered pursuant to Section 5.01 (which date may be after the actual date of delivery of such audited financial statements, if such audited financial statements are delivered prior to their required delivery date), and paid not later than the date of the delivery of such certificate.
     (e) Prior to any optional prepayment of Borrowings under paragraph (a) above, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.
     (f) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. The amount of Net Proceeds or Excess Cash Flow required to paid pursuant to Sections 2.10(c) and (d) shall be applied (i) first, to repay Term Loans, until the outstanding principal amount of the Term Loans is $0, (ii) second, to the repayment of the outstanding amount of Revolving Loans until such outstanding principal amount is $0 (which repayments shall also constitute the permanent reduction in like amount of the Revolving Commitments by such amount), (iii) third, to cash collateralize the outstanding amount of Letters of Credit (which repayments shall also constitute the permanent reduction in like amount of the Revolving Commitments by such amount), and (iv) fourth, to the extent any amount of such Net Proceeds or Excess Cash Flow then remain after all Loans have been repaid and all Letters of Credit so cash collateralized, the Revolving Commitments shall be permanently reduced by such amount. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
     SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Revolving Commitment of such

Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the third Business Day following June 30, 2006; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.
     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate set forth in the BOA Fee Letter on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the third Business Day following June 30, 2006; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.
     (d) The Borrower agrees to pay a fee to each Term Loan Lender equal to 1% of the outstanding Term Loans made by such Term Loan Lender in the event that this Agreement is voluntarily amended to reduce the Applicable Rate applicable to Term Loans prior to the first anniversary of the Agreement Date, other than any such reduction occurring as a result of a refinancing of or increase in the aggregate principal amount of the Term Loans.
     (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees due and owing hereunder and paid shall not be refundable under any circumstances.

     SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee (including any fee payable in connection with a Letter of Credit) or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section plus, at the request of the Required Lenders, 2%.
     (d) Upon the request of the Required Lenders, while any Event of Default (other than as in (a) or (b) of Article VII) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section plus 2%.
     (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on Bank of America’s “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     SECTION 2.14. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.15. Break Funding Payments. From and after the Agreement Date, in the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered (or deemed delivered) pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate plus the Applicable Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.
     (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off, defense, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office set forth on Schedule 9.01, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (but in no event later than the Revolving Maturity Date or the Term Loan Maturity Date, as applicable), and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment in excess of its ratable amount in accordance with its proportion of the aggregate amount of Revolving Loans, Term Loans or participations in LC Disbursements, as applicable, and accrued interest thereon, then such Lender receiving such excess payment shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans or participations in LC Disbursements, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans or participations in LC Disbursements, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

     (b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender is subject to Section 9.02(c), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee permissible under Section 9.04 that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     SECTION 2.19. Incremental Facilities. The Borrower may at any time and from time to time prior to June 30, 2010, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request the addition of (collectively, the “Incremental Facilities”) a new tranche of term loans (an “Incremental Term Facility”) or an increase in the Revolving Commitments (“Incremental Revolving Commitments”) or a combination thereof; provided that (i) at the time of any such request and upon the effectiveness of the Incremental Facility Amendment referred to below, no Default or Event of Default shall exist, (ii) the Borrower shall be in compliance with Sections 6.13, 6.14 and 6.16 determined on a pro forma basis both before and after giving effect to such Incremental Facility (as if such Incremental Facility had been outstanding on the last day of the most recent fiscal quarter for testing compliance therewith), and (iii) all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Incremental Facility shall have been paid (provided that the Administrative Agent will consult with the Borrower before agreeing to any commitment or upfront fees with the banks or other financial institutions providing such Incremental Facility). The Incremental Facilities shall be in an aggregate principal amount not exceeding (in the aggregate) $400,000,000, each Incremental Term Facility shall be in an aggregate principal amount not less than $50,000,000, and each of the Incremental Revolving Commitments shall be in an aggregate principal amount not less than $10,000,000. Each Incremental Facility (a) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (b) in the case of an Incremental Term Facility, shall not mature earlier than the Term Loan Maturity Date (but may, subject to clause (c) below, have amortization and commitment reductions prior to such date), (c) in the case of an Incremental Term Facility, shall have a weighted average life that is not less than that of the Term Loans, and (d) in the case of an Incremental Term Facility, for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Term Loans; provided that (x) the terms and conditions applicable to any Incremental Facility maturing after the Term Loan Maturity Date may provide for material additional or different financial or other covenants applicable only during periods after the Term Loan Maturity Date, and (y) the Incremental Term Facility may be priced differently than the Term Loans. Any such notice shall set forth the requested amount and terms of the relevant Incremental Facility. The Borrower may arrange for one or more banks or other financial institutions, each of which shall be reasonably satisfactory to the Administrative Agent and the Borrower and, with respect only to Incremental Revolving Commitments, the Issuing Bank (any such bank or other financial institution being called an “Additional Lender”), to extend commitments under the Incremental Facility, and each existing Lender shall be afforded an opportunity, but shall not be required, to provide a portion of any such Incremental Facility. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement, and each Additional Lender shall become a Lender under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each existing Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents to the extent (but only to the extent) necessary to effect the provisions of this Section. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Facility Amendment). The proceeds of the Incremental Facilities will be used for working capital and other general corporate purposes, including consideration for Permitted Acquisitions.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders (it being understood that the representations and warranties made herein will first be made on the Effective Date, and not on the Agreement Date should that date precede the Effective Date) that:
     SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (including the FCC), except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiary Loan Parties or any order of any Governmental Authority (including the FCC), (c) will not violate or result in a default under any indenture, agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiary Loan Parties, except Liens created under the Loan Documents.
     SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by KPMG, independent public accountants and (ii) as of and for the portion of the fiscal year ended March 31, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of statements referred to in clause (ii) above.
     (b) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, none of the Borrower or its Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or material unrealized losses.
     (c) Since December 31, 2005, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.
     SECTION 3.05. Properties and Licenses. (a) Each of the Borrower and the Subsidiary Loan Parties has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct, in all material respects, its business as currently conducted or to utilize, in all material respects, such properties for their intended purposes.
     (b) Each of the Borrower and the Subsidiary Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiary Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (c) Schedule 3.05(c) sets forth the address of each real property that is owned or leased by the Borrower or any of the Subsidiary Loan Parties as of the Effective Date.
     (d) Schedule 3.05(d) sets forth all FCC Licenses existing as of the Effective Date (and the respective holders of such FCC Licenses) and all other licenses and permits in effect as of the Effective Date that are material to the business of the Borrower and the Subsidiary Loan Parties. Each of the FCC Licenses, and each other license or permit that is material to the business of the Borrower and the Subsidiary Loan Parties, is valid and in full force and effect, and the Borrower and the Subsidiary Loan Parties are in compliance in all material respects with the terms and conditions thereof. The Borrower has the right to utilize all FCC Licenses held by the License Subsidiaries.
     SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority (including the FCC) pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (or, in the case of clauses (iii) and (iv) below, no director, executive, financial, legal or other officer (including Financial Officers) or general counsel of the Borrower or any of its Subsidiaries) (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     (c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority (including the FCC) applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of the Subsidiary Loan Parties is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
     SECTION 3.09. Tax Matters. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by a material amount, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by a material amount.
     SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.
     SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiary Loan Parties as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiary Loan Parties is adequate.

     SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
     SECTION 3.15. Solvency. Immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, including without limitation, the effectiveness of the Private Repurchase and the purchase of shares pursuant to the Public Tender Offer, (a) the fair value of the assets of the Loan Parties (taken as a whole), at a fair valuation, will exceed the debts and liabilities of the Loan Parties (taken as a whole), subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties (taken as a whole) will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities of the Loan Parties (taken as a whole), subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties (taken as a whole) will be able to pay the debts and liabilities of the Loan Parties (taken as a whole), subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties (taken as a whole) will not have unreasonably small capital with which to conduct the business in which the Loan Parties are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
     SECTION 3.16. Security Interests. The representations and warranties in the Security Documents are true and correct in all material respects.
     SECTION 3.17. Specially Designated Nationals or Blocked Persons. None of the Borrower, Subsidiaries or Affiliates of the Borrower are named on the United States Department of the Treasury’s Specially Designated Nationals or Blocked Persons list available through http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time.
ARTICLE IV
CONDITIONS
     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and to participate in Letters of Credit and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Jones Day, counsel for the Borrower, substantially in the form of Exhibit B-1 and (ii) Kolesar & Leathem, Chtd., Nevada local counsel for the Borrower, substantially in the form of Exhibit B-2, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
     (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
     (f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.
     (g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.
     (h) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained without the imposition of any material burdensome conditions.

     (i) After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Subsidiary Loan Parties shall have outstanding no Indebtedness or preferred Equity Interests other than (i) Indebtedness incurred under this Agreement and (ii) Indebtedness set forth on Schedule 6.01.
     (j) Concurrently with the initial funding of the Loans on the Effective Date, (i) the Borrower shall terminate all commitments under the Existing Credit Agreement and repay all loans and other amounts accrued or owing thereunder and (ii) all security interests and other Liens securing obligations thereunder (and any other obligations secured thereby) shall be terminated and released.
     (k) The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and to participate in Letters of Credit and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on June 30, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Without limiting the generality of the provisions of the fifth paragraph of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
     SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (excluding any Borrowing consisting solely of a continuation or conversion of an outstanding Borrowing), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
     (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
     Each Borrowing (excluding any Borrowing consisting solely of a continuation or conversion of an outstanding Borrowing) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
     From and after the Effective Date, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
     (a) with respect to the end of each fiscal year of the Borrower, promptly when available, and in any event within the Maximum Permitted Time, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by (i) a report and opinion of a Registered Public Accounting Firm, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception and shall be without any qualification or exception as to the scope of such audit, and shall be to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) (A) management’s assessment of the effectiveness of the Borrower’s internal controls over financial reporting as of the end of such fiscal year of the Borrower as required in accordance with Item 308 of SEC Regulation S-K expressing a conclusion which contains no statement that there is a material weakness in such internal controls, except for such material weaknesses which (1) do not occur as a result of fraud of any magnitude on the part of senior management and (2) do not result in the report and opinion described in clause (i) above having any qualification or exception as a consequence of such material weakness or the facts and circumstances giving rise thereto, and (B) with respect to such fiscal year of the Borrower, an attestation report (or reports) of a Registered Public Accounting Firm on management’s assessment of, and the opinion of the Registered Public Accounting Firm independently assessing, the effectiveness of the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley and expressing a conclusion which contains no statement that there is a material weakness in such internal controls, except for such material weaknesses which (1) do not occur as a result of fraud of any magnitude on the part of senior management and (2) do not result in the report and opinion described in clause (i) above having any qualification or exception as a consequence of such material weakness or the facts and circumstances giving rise thereto (provided that so long as the common stock of the Borrower is listed for trading on a public stock exchange, the foregoing requirement as to the Borrower’s consolidated financial statements may be satisfied by the delivery of the Borrower’s annual report to stockholders and its annual report on Form 10-K filled with the SEC containing such information);
     (b) with respect to each of the first three fiscal quarters of each fiscal year of the Borrower, promptly when available, and in any event within the Maximum Permitted Time, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Total Leverage Ratio as of the last day of the fiscal period covered by such financial statements and demonstrating compliance with Sections 6.13, 6.14 and 6.16 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) within 45 days after the commencement of each fiscal year of the Borrower, a statement of projected operations as of the end of such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such statement;
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and
     (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
     Documents required to be delivered pursuant to Section 5.01 (a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates of Financial Officers of the Borrower required by Section 5.01(c) to the Administrative Agent. Except for such certificates of Financial Officers of the Borrower, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.
     SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof or any FCC License that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event; and

     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the location of any Loan Party’s chief executive office and its principal place of business, (iii) in any Loan Party’s identity or type of organization or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or other organizational identification number or (v) in any Loan Party’s jurisdiction of organization. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
     (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer and the chief legal officer of the Borrower (i) setting forth the information required pursuant to the Perfection Certificate and (ii) certifying that the Borrower has delivered to the Administrative Agent all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral for filing of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); provided that if there has been no change in the information required pursuant to the Perfection Certificate since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section 5.03(b), and the Borrower has delivered all documents required by subsection (ii) above, then in such case no certificate need be delivered in compliance with this Section 5.03(b) and such non-delivery will constitute a representation and warranty by the Borrower with respect to the absence of any changes and the delivery of all required items in compliance with subsections (i) and (ii) above.
     SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

     SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each of the Subsidiary Loan Parties to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     SECTION 5.07. Insurance. The Borrower will, and will cause each of the Subsidiary Loan Parties to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
     SECTION 5.08. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with (i) in the case of Net Proceeds resulting from a Prepayment Event, Section 2.10(c) and (f) and (ii) in all other cases, with the applicable provisions of the Security Documents.
     SECTION 5.09. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (it being hereby understood and agreed that, unless a Default has occurred and is continuing, any such visit, inspection or examination shall be at the sole expense of the Administrative Agent or such Lender, as applicable).
     SECTION 5.10. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including the FCC) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans and Revolving Loans will be used (a) for payment of amounts owing under the Existing Credit Agreement, including fees and expenses in connection therewith, (b) to finance Restricted Payments permitted by Section 6.08 and the payment of fees and expenses in connection therewith, (c) for the payment of amounts payable as consideration for Permitted Acquisitions, and the payment of any fees or expenses incurred by the Borrower and the Subsidiary Loan Parties in connection with such Permitted Acquisitions and (d) working capital and other general corporate purposes, including Capital Expenditures and investments permitted by Section 6.04. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support obligations of the Borrower and the Subsidiary Loan Parties in the ordinary course of business.
     SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, within 30 days after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.
     SECTION 5.13. Further Assurances. (a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, and following the occurrence and during the continuance of any Event of Default, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
     (b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than (i) assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof and (ii) Excluded Borrower Stock), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if reasonably requested by the Administrative Agent or the Required Lenders (other than any real property or improvements thereto or any interest therein which shall be subject to Section 5.15), the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

     SECTION 5.14. Hedging Agreements. Within ninety (90) days of the Effective Date, the Borrower will enter into or continue, and shall maintain for not less than two (2) fiscal years after the Effective Date, Hedging Agreements hedging against interest rate fluctuations of Consolidated Funded Indebtedness on customary terms and conditions and in an aggregate notional amount equal to not less than 50% of the aggregate principal amount of Consolidated Funded Indebtedness then in effect.
     SECTION 5.15. Additional Collateral. (a) Upon the occurrence and continuance of an Event of Default, promptly after a request by the Administrative Agent or the Required Lenders therefor, the Borrower will, and will cause each Subsidiary Loan Party to (i) execute and deliver counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) deliver a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, and (iii) deliver such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property.
     (b) Upon the occurrence and continuance of an Event of Default, promptly after a request by the Administrative Agent or the Required Lenders therefor, the Borrower will, and will cause each Subsidiary Loan Party to execute and deliver account control agreements or blocked account agreements with respect to all deposit accounts, including time, savings, passbook, or other similar accounts maintained with any bank for the benefit of the Borrower or any Subsidiary Loan Party.
     SECTION 5.16. Alabama Certificates. On or before July 11, 2007 (or such later time that the Administrative Agent agrees to in its reasonable discretion) the Borrower shall deliver to the Administrative Agent good standing certificates for Cumulus Media Inc. and Cumulus Broadcasting LLC for the State of Alabama.
ARTICLE VI
NEGATIVE COVENANTS
     From and after the Effective Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary Loan Party to, create, incur, assume or permit to exist any Indebtedness, except:
     (i) Indebtedness created under the Loan Documents (including Indebtedness under any Incremental Facilities incurred in compliance with Section 2.19);

     (ii) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals, replacements or refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that the terms of any extension, renewal, replacement or refinancing shall be satisfactory to the Administrative Agent;
     (iii) Indebtedness of the Borrower to any Subsidiary Loan Party and of any Subsidiary Loan Party to the Borrower or any other Subsidiary Loan Party;
     (iv) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary Loan Party of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Excluded Subsidiary shall be subject to Section 6.04;
     (v) Indebtedness of the Borrower or any Subsidiary Loan Party incurred to finance the acquisition, construction or improvement by it of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed (1) $10,000,000 at any time outstanding if either the Total Leverage Ratio, measured prior to giving effect to such Indebtedness, or the Pro Forma Total Leverage Ratio, measured after giving effect to such Indebtedness, is greater than or equal to 6.50 to 1.00, and (2) $25,000,000 at any time outstanding if both the Total Leverage Ratio, measured prior to giving effect to such Indebtedness, and the Pro Forma Total Leverage Ratio, measured after giving effect to such Indebtedness, is less than 6.50 to 1.00;
     (vi) Indebtedness of any Person that becomes a Subsidiary Loan Party after the Effective Date; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $15,000,000 at any time outstanding;
     (vii) other unsecured Indebtedness of the Borrower and the Subsidiary Loan Parties in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; and
     (viii) other unsecured Indebtedness of the Borrower and the Subsidiary Loan Parties in an aggregate principal amount not exceeding $75,000,000 at any time outstanding; provided that (A) the Total Leverage Ratio, measured prior to giving effect to such Indebtedness, and the Pro Forma Total Leverage Ratio, measured after giving effect to such Indebtedness, is less than 6.50 to 1.00, (B) such Indebtedness does not mature earlier than the Term Loan Maturity Date and (C) such Indebtedness does not amortize prior to the Term Loan Maturity Date.
     (b) The Borrower will not, nor will it permit any Subsidiary Loan Party to, issue any preferred Equity Interests, except that the Borrower may issue any preferred Equity Interest that does not constitute a Disqualified Equity Interest.
     SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (other than Excluded Borrower Stock), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Liens created under the Loan Documents;
     (b) Permitted Encumbrances;
     (c) any Lien on any property or asset of the Borrower or any Subsidiary Loan Party existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary Loan Party and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (d) any Lien existing on any property or asset acquired after the Effective Date prior to the acquisition thereof by the Borrower or any Subsidiary Loan Party or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or result in earlier maturity date or decreased weighted average life thereof; and
     (e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (v) of Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary Loan Party;
provided that, notwithstanding the permitted Liens set forth in clauses (a) through (e) above, the Borrower will not, and will not permit any Subsidiary Loan Party to, create, incur, assume or permit to exist any Lien on any Equity Interests of Cumulus Media Partners, LLC or any of its subsidiaries owned, directly or indirectly, by the Borrower or any Subsidiary Loan Party.

     SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) the Borrower may merge into a wholly owned Subsidiary of the Borrower for the sole purpose of effecting a change in the jurisdiction of organization of the Borrower, provided that (A) such Subsidiary is not a Foreign Subsidiary, (B) such Subsidiary is a corporation organized for the sole purpose of effecting a change in the jurisdiction of organization of the Borrower and, prior to the consummation of such merger, owns no Equity Interests in any entity, (C) after giving effect to such merger, such Subsidiary shall be the surviving entity and, for purposes of this Agreement and the other Loan Documents, shall be deemed to be the “Borrower” and shall succeed to the rights and obligations of the Borrower under this Agreement and the other Loan Documents, and such Subsidiary shall enter into an instrument in form and substance reasonably satisfactory to the Administrative Agent stating that it has become the “Borrower” and has succeeded to the rights and obligations of the Borrower under this Agreement and the other Loan Documents, (D) immediately after giving effect to such merger, each Person that was a shareholder of the Borrower prior to the consummation of such merger shall become a shareholder of such Subsidiary, and each such Person shall own Equity Interests in the reorganized Borrower having an aggregate voting power equal to those Equity Interests in the Borrower held by such Person prior to such merger, (E) the Administrative Agent shall have received notice of such merger 30 days prior to the consummation of such merger, (F) prior to the consummation of such merger, the Borrower shall have taken all actions necessary pursuant to Section 5.13 to cause the Collateral and Guarantee Requirement to be and remain satisfied after giving effect to the merger and (G) the Borrower and such Subsidiary shall deliver all legal opinions relating to the matters set forth in the preceding clauses (A) through (F) as may be reasonably requested by the Administrative Agent, (iii) any Subsidiary Loan Party may merge into any Subsidiary Loan Party in a transaction in which the surviving entity is a Subsidiary Loan Party, (iv) the Borrower may permit another Person to merge into it (A) in order to effect a Permitted Acquisition in which the Borrower is the surviving entity or (B) in any case where no Change in Control occurs as a result thereof, the Borrower is in compliance with the covenants set forth in Sections 6.13 and 6.14 both before and after (and giving pro forma effect to) such transaction, and the Borrower is the surviving entity, (v) a Subsidiary Loan Party may merge into another Person, or may permit another Person to merge into it, in order to effect a Permitted Acquisition in which the surviving entity is a Subsidiary Loan Party and (vi) any Subsidiary Loan Party (other than a License Subsidiary) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
     (b) The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiary Loan Parties on the Effective Date and businesses reasonably related thereto.

     SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
     (a) Permitted Investments;
     (b) investments existing on the Effective Date and set forth on Schedule 6.04;
     (c) investments by the Borrower and the Subsidiary Loan Parties in Equity Interests in their respective Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in the definition of “Collateral and Guarantee Requirement”) and (ii) the aggregate amount of investments by the Loan Parties in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness of, Excluded Subsidiaries (including all such investments, loans, advances and Guarantees existing or made on the Effective Date) shall not exceed $15,000,000 at any time outstanding;
     (d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary Loan Party to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note and shall be pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by the Loan Parties to Excluded Subsidiaries shall be subject to the limitation set forth in clause (c) above;
     (e) Guarantees constituting Indebtedness permitted by Section 6.01; provided that (i) a Subsidiary shall not Guarantee any Indebtedness of the Borrower unless (A) such Subsidiary also has Guaranteed the Obligations pursuant to the Collateral Agreement, (B) if such Indebtedness is subordinated to the Obligations, then such Guarantee of such Indebtedness also shall be subordinate to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of such Indebtedness and (C) such Guarantee of such Indebtedness provides for the release and termination thereof, without action by any party, upon any release and termination of such Guarantee of the Obligations, and (ii) the aggregate principal amount of Indebtedness of Excluded Subsidiaries that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;
     (f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (g) Permitted Acquisitions; provided that the consideration for each Permitted Acquisition shall consist solely of cash, Equity Interests of the Borrower, the assumption of

Indebtedness of the acquired Person or encumbering the acquired assets or Indebtedness referred to in clause (vi) of Section 6.01(a) or a combination thereof (and, if such Permitted Acquisition is or includes an Asset Swap Transaction, a Broadcasting Asset or all the Equity Interests in a Subsidiary owning a Broadcasting Asset);
     (h) Hedging Agreements permitted under Section 6.07;
     (i) loans and advances to employees of any Loan Party in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all such Loan Parties not to exceed $10,000,000 at any time outstanding;
     (j) shares of common stock of the Borrower held as treasury stock after the purchase thereof by the Borrower in compliance with Section 6.08; and
     (k) other investments made on or after the Effective Date in an aggregate amount not exceeding (i) $25,000,000 plus the amount of the Maximum Restricted Payment/Investment Amount not utilized pursuant to Section 6.04(k)(ii) or Section 6.08(a)(iv), if either the Total Leverage Ratio, measured prior to giving effect to such investment, or the Pro Forma Total Leverage Ratio, measured after giving effect to such investment, is greater than or equal to 6.50 to 1.00 but less than 8.50 to 1.00, (ii) $200,000,000 plus the amount of the Maximum Restricted Payment/Investment Amount not utilized pursuant to Section 6.04(k)(i) or Section 6.08(a)(iv), if both the Total Leverage Ratio, measured prior to giving effect to such investment, and the Pro Forma Total Leverage Ratio, measured after giving effect to such investment, is less than 6.50 to 1.00 but greater than or equal to 6.00 to 1.00, and (iii) $400,000,000 if both the Total Leverage Ratio, measured prior to giving effect to such investment, and the Pro Forma Total Leverage Ratio, measured after giving effect to such investment, is less than 6.00 to 1.00; provided that after giving effect to each such investment under this Section 6.04(k) the aggregate undrawn amount of the Revolving Commitments must be greater than or equal to $25,000,000.
     SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiary Loan Parties to issue any additional Equity Interest in such Subsidiary, except:
     (a) sales of inventory, used, obsolete, worn-out or surplus equipment and Permitted Investments in the ordinary course of business;
     (b) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions to an Excluded Subsidiary shall be made in compliance with Section 6.09;
     (c) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary Loan Party) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed (i) $20,000,000 during the fiscal year of the Borrower ending on December 31, 2006, (ii) $25,000,000 during any fiscal year of the Borrower ending thereafter and (iii) $100,000,000 in the aggregate on a cumulative basis from the Effective Date;

     (d) sales of fixed or capital assets pursuant to sale and lease-back transactions, to the extent expressly permitted by Section 6.06; and
     (e) any Asset Swap Transaction; provided that to the extent that any consideration (other than a Broadcasting Asset or all the Equity Interests in a Person or group of affiliated Persons owning a Broadcasting Asset) is received by any Loan Party in connection with such transaction, such transaction shall be treated as a sale of the relevant assets that must comply with clause (c) above;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and (other than those permitted by clause (b) and (e) above) solely for cash consideration.
     SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets (other than assets acquired pursuant to any Permitted Acquisition) that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary Loan Party acquires or completes the construction of such fixed or capital asset.
     SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, enter into any Hedging Agreement, other than (a) Hedging Agreements required pursuant to Section 5.14, (b) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary Loan Party is exposed in the conduct of its business or the management of its liabilities and (c) Hedging Agreements entered into in order to effectively exchange interest rates (from fixed to floating rates or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary Loan Party.
     SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except, to the extent that no Default has occurred and is continuing or would result therefrom (other than any Restricted Payment permitted under (iv) below to consummate the Public Tender Offer, with respect to which the condition of the absence of a Default shall not apply):
     (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests of the same class;
     (ii) Subsidiary Loan Parties may declare and pay dividends ratably with respect to their Equity Interests;

     (iii) the Borrower may make Restricted Payments, not exceeding $500,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and
     (iv) the Borrower may make Restricted Payments in cash consisting of repurchases or redemptions of shares of the Borrower’s common stock in an aggregate amount on and after the Amendment No. 1 Closing Date, determined at the time of each such Restricted Payment, not to exceed: (a) the then-current Maximum Restricted Payment/Investment Amount (reduced for any amounts utilized pursuant to Section 6.04(k)(i) or (ii)) if the Total Leverage Ratio, measured prior to giving effect to such Restricted Payment and any Indebtedness incurred to finance such Restricted Payment, or the Pro Forma Total Leverage Ratio, measured after giving effect to such Restricted Payment and any Indebtedness incurred to finance such Restricted Payment, is greater than or equal to 6.00 to 1.00 but less than 8.50 to 1.00, and (b) an unlimited amount, if the Total Leverage Ratio, measured prior to giving effect to such Restricted Payment and any Indebtedness incurred to finance such Restricted Payment, or the Pro Forma Total Leverage Ratio, measured after giving effect to such Restricted Payment and any Indebtedness incurred to finance such Restricted Payment is less than 6.00 to 1.00; provided that after giving effect to each such Restricted Payment under this Section 6.08(a)(iv) the aggregate undrawn amount of the Revolving Commitments must be greater than or equal to $25,000,000.
     (b) The Borrower will not, nor will it permit any Subsidiary Loan Party to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
     (i) payment or prepayment of Indebtedness created under the Loan Documents;
     (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted by Section 6.01;
     (iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and
     (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.
     SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and Subsidiary Loan Parties not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.08(a).
     SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary Loan Party or to Guarantee Indebtedness of the Borrower or any other Subsidiary Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     SECTION 6.11. FCC Licenses and License Subsidiaries. The Borrower will not permit any FCC License to be owned or acquired by any Person other than a corporation organized under the laws of a jurisdiction in the United States that (a) is a Subsidiary Loan Party and is wholly owned directly by a Loan Party, (b) does not engage in any business or activity other than the ownership of one or more FCC Licenses and activities incidental thereto, (c) does not own or acquire any assets other than one or more FCC Licenses, cash and Permitted Investments and (d) does not have or incur any Indebtedness or other liabilities other than liabilities under the Loan Documents, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities (any corporation satisfying the foregoing requirements, a “License Subsidiary”).
     SECTION 6.12. Amendment of Material Documents. The Borrower will not, nor will it permit any Subsidiary Loan Party to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents or (b) any indenture, credit agreement or other document entered into to evidence or govern the terms of any Indebtedness identified on Schedule 6.01 or permitted to be created, incurred or assumed pursuant to Section 6.01 and, in each case, any indenture, credit agreement or other document entered into with respect to any extension, renewal, replacement or refinancing thereof, in each case except for any such amendment, modification or waiver that, (i) would not, in any material respect, adversely affect the interests of the Lenders and (ii) would otherwise not be prohibited hereunder.
     SECTION 6.13. Consolidated Fixed Charge Coverage Ratio. The Borrower will not permit as of the last day of any fiscal quarter the ratio of (a) Consolidated EBITDA to (b)

Consolidated Fixed Charges, in each case for any period of four consecutive fiscal quarters, to be less than 1.10 to 1.00.
     SECTION 6.14. Total Leverage Ratio.
     (a) From the Amendment No. 1 Closing Date up to but not including the Total Leverage Trigger Date, the Borrower will not permit the Total Leverage Ratio, as of the last day of any fiscal quarter ending during any period set forth below, to exceed the ratio set forth below opposite such period:

Period	Ratio
Amendment No. 1 Closing Date through and including June 30, 2007	8.50 to 1.00

July 1, 2007 through and including December 31, 2007	8.25 to 1.00

January 1, 2008 through and including September 30, 2008	7.75 to 1.00

October 1, 2008 through and including December 31, 2008	7.50 to 1.00

January 1, 2009 through and including December 31, 2009	7.00 to 1.00

January 1, 2010 through and including December 31, 2010	6.50 to 1.00

January 1, 2011 through and including December 31, 2011	6.25 to 1.00

January 1, 2012 and thereafter	6.00 to 1.00
     (b) On and after the Total Leverage Trigger Date, the Borrower will not permit the Total Leverage Ratio, as of the last day of any fiscal quarter ending during any period set forth below, to exceed the ratio set forth below opposite such period:

Period	Ratio
Amendment No. 1 Closing Date through and including December 31, 2007	8.75 to 1.00

January 1, 2008 through and including June 30, 2009	8.50 to 1.00

Period	Ratio
July 1, 2009 through and including December 31, 2009	8.00 to 1.00

January 1, 2010 through and including June 30, 2010	7.50 to 1.00

July 1, 2010 through and including December 31, 2010	7.00 to 1.00

January 1, 2011 and thereafter	6.50 to 1.00
     SECTION 6.15. [Intentionally omitted.]
     SECTION 6.16. Capital Expenditures. The Borrower will not, nor will it permit any of the Subsidiary Loan Parties to, make or commit to make any Capital Expenditures, except (a) Capital Expenditures of the Borrower and the Subsidiary Loan Parties in the ordinary course of business not exceeding $15,000,000 in any fiscal year of the Borrower and (b) Capital Expenditures made with the proceeds of any Reinvestment Amount; provided that, to the extent that Capital Expenditures made by the Borrower and the Subsidiary Loan Parties during any fiscal year are less than the maximum amount permitted to be made for such fiscal year as set forth in clause (a) above, up to 100% of such unused amount (each such amount, a “carry-forward amount”) may be carried forward to the immediately succeeding fiscal year and utilized to make Capital Expenditures in such succeeding fiscal year in the event the amount set forth above for such succeeding fiscal year has been used (it being understood and agreed that (i) no carry-forward amount may be carried forward beyond the first fiscal year immediately succeeding the fiscal year in which it arose and (ii) no portion of the carry-forward amount available for any fiscal year may be used until the entire amount of such Capital Expenditures permitted to be made in such fiscal year (without giving effect to such carry-forward amount) shall be made).
     SECTION 6.17. Excluded Subsidiaries. (a) The Borrower will not permit any Excluded Subsidiary to (i) own or hold any Lien on any property of the Borrower or any Subsidiary Loan Party, (ii) incur any Indebtedness that is not Non-Recourse Debt, (iii) enter into any agreement, contract, arrangement or understanding with the Borrower or any Subsidiary Loan Party that is not expressly permitted by Section 6.09 or (iv) directly or indirectly own any Indebtedness of or Equity Interests in, or have any other investments in, the Borrower or any Subsidiary Loan Party.
     (b) Each Excluded Subsidiary shall be a Person with respect to which neither the Borrower nor any Subsidiary Loan Party has any direct or indirect obligation to (i) subscribe for additional Equity Interests, (ii) maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results or (iii) except to the extent permitted by Section 6.04, otherwise guarantee performance or payment of any obligations of such Person.

     (c) If, at any time, any Excluded Subsidiary fails to meet the requirements set forth in paragraphs (a) and (b) of this Section, such Subsidiary shall thereafter cease to be an Excluded Subsidiary for purposes of this Agreement and, as of such date, (i) any Indebtedness of such Subsidiary shall be deemed to be incurred by a Subsidiary Loan Party, (ii) any Liens on the property of such Subsidiary shall be deemed to be Liens on the property of a Subsidiary Loan Party, (iii) any investments in such Subsidiary shall be deemed to be investments in a Subsidiary Loan Party as of such date (and, if such Indebtedness, investments or Liens are not permitted to be incurred or to exist pursuant to this Agreement, the Borrower shall be in default hereunder) and (iv) the Borrower shall promptly comply with the requirements of Section 5.12 and 5.13 with respect to such Subsidiary.
ARTICLE VII
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the Borrower’s existence) or 5.11 or in Article VI;
     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (f) the Borrower or any Subsidiary Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the expiration of any applicable cure or grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) the Borrower or any Subsidiary Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) the Borrower or any Subsidiary Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 or (ii) one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary Loan Party to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on (i) any material Collateral or (ii) any nonmaterial Collateral to the extent that (within 30 days after the date on which such Lien ceases to be, or is asserted by any Loan Party not to be, a valid and perfected Lien) a valid and perfected Lien is not created on such Collateral, in each case with the priority required by the applicable Security Document, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (B) solely as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document;
     (n) the loss, revocation or suspension of, or any material impairment in the ability to use, any one or more FCC Licenses shall occur and be continuing with respect to any Broadcast Asset of the Borrower or any Subsidiary generating collective Broadcast Cash Flow equal to or greater than 10% of the total Broadcast Cash Flow of the Borrower and the Subsidiary Loan Parties;
     (o) a Change in Control shall occur; or
     (p) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, any of its Subsidiaries or any of their Affiliates contests in any manner the validity or enforceability of any Loan Document; or the Borrower, any of its Subsidiaries or any of their Affiliates denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;
     then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan

Documents, together with such actions and powers as are reasonably incidental thereto. Other than the relevant provisions relating to a successor Administrative Agent, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial adviser or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or any other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor; provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Anything herein to the contrary notwithstanding, the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Co-Documentation Agents shall, in their capacities as such, have no duties or responsibilities under this Agreement or any other Loan Document. None of the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent or Co-Documentation Agents shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent or Co-Documentation Agents in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.
     In case of the pendency of any proceeding under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and
     (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 9.03.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.
     The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion:
     (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders;
     (ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e); and
     (iii) to release any Subsidiary Loan Party from its obligations under the Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Loan Party from its obligations under the Collateral Agreement pursuant to this Article VIII.

ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower, the Administrative Agent or the Issuing Bank, to its address (or telecopy number) set forth on Schedule 9.01.
     (ii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to any notice of service of process under Section 9.09 or to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     Notwithstanding the foregoing, any notice from the Administrative Agent, the Required Lenders or any Lender to any Loan Party stating that (a) any Obligations are being accelerated, or (b) the intention of any of them to exercise remedies under any Loan Document after the occurrence of an Event of Default, shall be made in accordance with the first paragraph of this Section 9.01.

     THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Except as provided in Section 2.19 with respect to an Incremental Facility Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) waive any condition set forth in Section 4.01 or permit any Interest Period in excess of six months without the written consent of each Lender; (ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VII) without the written consent of such Lender, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees (subject to (C) below) payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, that (1) only the consent of the Required Term Lenders shall be necessary to amend the amount of the default rate set forth in Section 2.12(c) due to the Term Lenders, (2) only the consent of the Required Revolving Lenders shall be necessary to amend the amount of the default rate set forth in Section 2.12(c) due to the Revolving Lenders (including waiving any obligation of the Borrower to pay interest or fees in respect of Letters of Credit at the default rate then in effect) and (3) only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder or any defined term used therein (provided that if the effect of such amendment would be to reduce the rate of interest on any Revolving Loan or LC Disbursement or to reduce any fee payable to the Revolving Lenders hereunder, the consent, and only the consent, of the Required Revolving Lenders shall be necessary); (iv) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.09, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (v)(i) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or (ii) change the last sentence of Section 2.07(c) in a manner that would alter the pro rata sharing of commitment reductions required thereby, without the written consent of each Revolving Lender, (vi) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term Loan Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Revolving Lender, Term Loan Lender or such other Lender of such Class, as the case may be), (vii) release any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (viii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders, or the assignment rights of such Lenders, holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class (in addition to any consent required under any other clause of this Section); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, (C) no amendment, waiver or consent which has the effect of enabling the Borrower to satisfy any condition to a Borrowing contained in Section 4.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders or the Issuing Bank to make any additional Revolving Loan or to issue any additional or renew any existing Letter of Credit, unless and until the Required Revolving Lenders (or, if applicable, all Revolving Lenders) shall have approved such amendment, waiver or consent, and (D) only the consent of the Required Revolving Lenders shall be necessary to amend, modify or waive any provision of this Agreement or any other Loan Document concerning the issuance and repayments of Letters of Credit (including, without limitation, the maximum amount of LC Exposure set forth in Section 2.04(b)).
     (c) If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 2.18(b); provided that (i) such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section 2.18(b) (together with all other such assignments required by the Borrower to be made pursuant to this paragraph), (ii) such replacement Lender approves such proposed amendment, waiver, consent or release and (iii) the Borrower or such replacement Lender shall pay all processing and recordation fees in connection with such replacement.
     SECTION 9.03. Expenses; Indemnity; Damage Waiver. From and at all times after the Agreement Date:
     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses actually incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses actually incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses actually incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the

Transactions or any other transactions contemplated hereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c) To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or the Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Bank in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time; provided that, for purposes of indemnifying the Issuing Bank or its Related Party hereunder, a Lender’s “pro rata share” shall be determined based upon its share of the sum of total Revolving Exposures and unused Revolving Commitments.
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence of willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than as expressly provided in clause (ii) of Section 6.03(a)) without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assignees permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (1) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (2) a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) in the case of an assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), the Issuing Bank.
     (ii) Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class (in either of which case no minimum amount need be assigned), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as the Trade Date), unless each of the Borrower and the Administrative Agent otherwise consents (each such consent not to be unreasonably withheld or delayed), shall not be less than $1,000,000; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
     (E) no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and
     (F) no such assignment shall be made to a natural person.
     For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of that Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a promissory note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.
     (iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (c) (i) Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including such Lender’s participations in LC Disbursements) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii), (iii), (iv) or (v) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any Note issued hereunder to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights (but not obligations) under this Agreement, including the Loans and any notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 9.04 concerning assignments.
     (e) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (f) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Disbursements with respect thereto (including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in Letters of Credit pursuant to Section 2.04(d)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such successor or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby (including as a result of the Agreement Date occurring without the occurrence of the Effective Date, to the extent applicable to such provisions), the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for written notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or rating agency, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any pledgee referred to in Section 9.04(d) or any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement or such contractual counterparty’s professional advisor to such contractual counterparty, so long as such contractual counterparty or such professional advisor agrees to be bound by the provisions of this Section, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.14. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     SECTION 9.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification thereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Joint Lead Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Joint Lead Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first written above.

CUMULUS MEDIA INC.

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[LENDERS]

By:
Name:
Title: